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                                                                    Exhibit 23.1


            Consent of Independent Registered Public Accounting Firm


      We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-137006) of Stereotaxis, Inc. pertaining to the registration of up to 1,150,849 shares of its common stock, $.001 par value, the Registration Statement (Form S-3 No. 333-137007) of Stereotaxis, Inc. pertaining to the registration of $75,000,000 of its debt securities, common stock, preferred stock, warrants, or units, the Registration Statement (Form S-3 No. 333-129629) of Stereotaxis, Inc. pertaining to the registration of $75,000,000 of its common stock, preferred stock, warrants or units, and the Registration Statement (Form S-8 No. 333-120135) pertaining to the Stereotaxis, Inc. 2004 Employee Stock Purchase Plan, the Stereotaxis, Inc. 2002 Stock Incentive Plan, the Stereotaxis, Inc. 2002 Non-Employee Directors' Stock Plan, and the Stereotaxis, Inc. 1994 Stock Plan of our reports dated March 12, 2007, with respect to the financial statements and schedule of Stereotaxis, Inc., Stereotaxis, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Stereotaxis, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2006.


/s/ Ernst & Young LLP

St. Louis, Missouri
March 12, 2007